EXHIBIT 10.1
VIA ELECTRONIC DELIVERY

September 25, 2021

Amy Ard

Dear Amy:

This letter agreement ("Agreement") sets forth the terms and conditions of our agreement concerning your separation from Proterra Inc and its subsidiary Proterra Operating Company, Inc. (collectively, "Proterra" or "Company").

1.Transition Agreement. September 15, 2021 will be your last day of employment as Chief Financial Officer, but you will provide transition services to the Company (reporting to the Interim Chief Financial Officer or Chief Financial Officer) until the earlier of (a) 30 days after the appointment of a new permanent Chief Financial Officer, or (b) February I, 2022, to assist with the transition of responsibilities, unless the Company determines in its sole discretion that it no longer needs transition services ("Transition Agreement"). Your hours during this Transition Agreement will be mutually agreed with the CEO but are expected to taper to part time hours after October 15, 2021 and remain part time through your last day of transition services. If you provide transition services as an employee, your salary will be prorated to reflect the part time hours. If you provide transition services as a consultant, your hourly rate will be determined based on your annual base salary as of September 15, 2021. The parties anticipate that as of January 1, 2022, hours needed for transition services will be approximately ten hours per week, and that you will become a consultant to the Company at that time. Your last day of transition services will be your Separation Date ("Separation Date").

2.Final Pay. You will receive your final paycheck from Proterra on your Separation Date. You will receive this pay regardless of whether or not you accept this Agreement.

3.Unemployment Benefits. You may be eligible for unemployment benefits after your Separation Date, however, Proterra makes no representations or guarantees as to unemployment benefits.

4.Separation Package. You acknowledge and agree that you are not entitled to the severance benefits enumerated in this paragraph unless you sign this Agreement by the end of the 21- day period described in paragraph 15 herein, and allow it to become effective, and sign the "Bring Down Release" on Exhibit A following your Separation Date. You also agree that each separate severance benefit below constitutes adequate legal consideration for the promises and representations made by you in this Agreement.
In exchange for your promises and full and final release of all claims as set forth in this Agreement, Proterra will provide you the following consideration (the "Separation Package") following your Separation Date provided that if you choose to stop providing transition services earlier than provided for in the Transition Agreement, then this Separation Package will not be available to you:
4.1.Separation Payment. In lieu of the salary continuation payments due to you under paragraph 2(a) of the September 11, 2018 Severance Agreement between you and the Company ("2018 Severance Agreement"), Proterra will pay you a lump sum of $187,500, less any applicable payroll and withholding taxes and any other normal or required deductions, within 7 days of the Separation Date.
4.2.Special Separation Payment. In lieu of the Continued Employee Benefits provided for in paragraph 2(b) of the Severance Agreement, Proterra will pay you a taxable lump sum payment within 7 days of the Separation Date that is equal to the product of
(1)the monthly premium that you would be required to pay to continue your group health care coverage (for you and your family) under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") in effect as of September 15, 2021 (which amount is based on the premium for the first month of COBRA coverage) multiplied by six (6) months and (2) 1.5, provided that the Release in Section 7 of this Agreement becomes effective and irrevocable (the "Special Separation Payment"). You may, but are not obligated to, use the Special Separation Payment toward the cost of COBRA premiums. The Special Separation Payment is a fixed sum that is not subject to increase or decrease based on your actual costs to obtain health care coverage. The Special Separation Payment based on 2021 COBRA rates will be $5952.78. You are required to apply for COBRA benefits separately. Please carefully review the information regarding COBRA provided to you by the Company and make note of the applicable deadlines.
4.3.Stock Option Exercise Period Extension. You hold options to purchase shares of Company stock as set forth in the terms of the Company's 2010 Equity Incentive Plan, Stock Option Agreement and any applicable Notices of Stock Option Grant. You will continue to vest in stock options while you provide transition services during the Transition Agreement. The number of vested options you hold will be determined as of your Separation Date. The Company agrees to take the steps necessary to extend the time period for you to exercise any vested stock options to the earlier of (i) twelve (12) months from the Separation Date or (ii) the expiration date of each such option. Your vesting in any and all ISO and NSO options will cease as of the Separation Date and the terms of the Company's 2010 Equity Incentive Plan and Stock Option Agreement and any applicable Notice of Stock Option Grant will continue to govern any options or shares of Company stock owned by you.
4.4.Discretionary Severance Payment. If this Agreement becomes effective and irrevocable, and if your Separation Date renders you ineligible for participation in the Company's 2021 bonus plan, then the Company agrees to take the steps necessary to consider you eligible to receive a payment comparable to the bonus payment that you would have been eligible to receive pursuant to the Company's 2021 bonus plan if you were within the pool of employees that may receive a bonus under that plan at the time bonus payments are considered by the Compensation Committee. There is no guarantee, however, that you would have received a bonus payment under the 2021 bonus plan, as all such payments are at the discretion of the Compensation Committee and not guaranteed. The Company will notify you within 30 days of your Separation Date if an additional payment will be made to you, and if so, the payment, if any, will be paid to you on or before March 15, 2022.
5.No Additional Compensation or Benefits. Other than the consideration expressly set forth above, you will not be entitled to any additional compensation or benefits, of any type whatsoever, from Proterra, except as may be mandated by law. By your signature below and on the "Bring Down Release" on Exhibit A, you expressly acknowledge that you have been paid and have received from Proterra all compensation, wages, leave, benefits, bonuses, commissions, and other payments due and owing from the Company as of the Separation Date, and that no other compensation, wages, paid time off, benefits, bonuses, commissions, or other payments are or will be due to you, except as expressly provided in this Agreement.

6.        Section 409A.-This Agreement and all payments and benefits hereunder are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (together, "Section 409A"), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in that manner. In all cases, any payment to you under this Agreement will be paid within the "short-term deferral" period under Section 409A. Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance payments or benefits payable under this Agreement and any other separation related deferred compensation (within the meaning of Section 409A) will be delayed until the date that is 6 months and 1 day following your separation from service (within the meaning of Section 409A). You and the Company agree to work together to consider amendments to this Agreement and to take such reasonable actions to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of the Section 409A-related regulations.
7.Job References. You agree that all inquiries to Proterra regarding your employment with and separation from Proterra are to be directed to Proterra's Corporate Human Resources department at 864-438-0000. Upon your request and with your written consent, Proterra shall amicably, professionally and reasonably cooperate with any requests from you for any references or recommendations.
8.Release & Satisfaction of All Claims.
8.1.You unconditionally, irrevocably and absolutely release and forever discharge the Company, and any parent and subsidiary corporations, divisions, investors, partnerships or affiliated entities of the Company, past, present and future, as well as each of such entities' employees, owners, officers, directors, managers, agents, investors, shareholders, partners, principals, consultants, insurers, underwriters, attorneys, accountants, lenders, successors and assigns (collectively, "Released Parties"), from any and all claims, demands, damages, debts, rights, obligations, liabilities, guarantees, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against any of the Released Parties based upon, arising out of, or related to any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time up to and including the Effective Date of this Agreement, including, but not limited to, your employment with the Company, your compensation and benefits, the termination of your employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with your employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims arising under local, state or federal law, including, but not limited to alleged violations of the Age Discrimination in Employment Act (29 U.S.C. §621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000 et seq.), California Labor Code, the California Fair Employment and Housing Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and all claims for wrongful termination, discrimination, harassment, retaliation, breach of contract, infliction of emotional distress, breach of fiduciary duty, fraud, defamation, invasion of privacy, personal injury or any other cause of action as well as all attorneys' fees, costs, expenses, interest, liquidated damages, punitive damages and/or penalties and all claims for restitution or other equitable relief.
8.2.You acknowledge that this is a resolution of known and unknown claims and although you may discover facts or law different from, or in addition to, the facts or law that you now know or believe to be true with respect to the claims released in this Agreement, you agree, nonetheless, that this

Agreement and the release contained in it shall remain effective as a release of known and unknown claims notwithstanding such different or additional facts or the discovery of them. In furtherance of this intent, you acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

8.3.You acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers' compensation benefits, unemployment insurance benefits, or indemnification, as applicable.

8.4.You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National
Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies''). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit your right to receive an award for information provided to any Government Agencies.

8.5.    You and the Company acknowledge and agree that the above Release in this paragraph 8 does not affect the Company's indemnification obligations pursuant to the Company's bylaws and the Indemnity Agreement between you and Proterra Inc attached as Exhibit B. All surviving obligations and duties contained in the Indemnity Agreement continue and are not extinguished by this Agreement.
9.Return of Property. You represent that you will, by your Separation Date, have returned all property, both originals and photocopies of all documents, and all tangible items which belong to Proterra.
10.Confidentiality. Unless otherwise required by law including Securities and Exchange Commission regulations, Proterra shall keep this Agreement and the terms herein confidential and shall not share or disclose the same other than required for due diligence and regulatory compliance. You agree that the terms and conditions of this Agreement and the circumstances surrounding your separation from Proterra will be kept confidential and will not be discussed in any manner with anyone. except your spouse and/or attorney, and tax/financial planners or advisors (who shall likewise agree to maintain the confidentiality of this agreement), or to governmental authorities in response to official inquiries, or as required by law. Notwithstanding the foregoing, nothing in this Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, "Protected Activity" shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such protected disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the

Confidentiality Agreement to any parties other than the relevant government agencies. You further understand that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company's written consent shall constitute a material breach of this Agreement.
11.Continuing Obligations to Proterra. You expressly reaffirm and agree to abide by your obligations and promises contained in the Employee Arbitration, Confidentiality, and
Invention Assignment Agreement (the “Confidentiality Agreement") signed by you (a copy of which accompanies this Agreement as Exhibit C), including those provisions relating to nondisclosure, non-solicitation and arbitration. You understand and agree that all surviving obligations and duties contained in the Confidentiality Agreement continue and are not extinguished by this Agreement.
12.Cooperation. You agree to provide reasonable and prompt cooperation to the Company should your knowledge be deemed useful by the CEO or Board in pursuing or defending any litigation or other legal or administrative claim or patent proceeding involving Proterra or any of its employees, officers, directors or affiliated entities and any third party. Examples of such cooperation may include speaking with individuals at the Company or its outside counsel, assisting in locating documents or other evidence, and providing truthful testimony. The Company will reimburse you for reasonable out-of-pocket costs in connection with your cooperation.
13.Full Agreement. You and Proterra agree that the terms and conditions of this Agreement, the Confidentiality Agreement, Indemnity Agreement, and your equity grant agreements, constitute the full and complete understanding and agreement between us concerning your separation from the Company and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter. There are no other understandings or agreements between us other than those as fully set forth in this Agreement.
14.Voluntary Signature. By signing this Agreement, you acknowledge that you are voluntarily entering into this agreement after having carefully considered its provisions and their consequences. You have been advised and have had an opportunity to consult with an attorney to assist you in understanding the legally binding nature of this Agreement's provisions.
15.Execution and Revocation Period. Pursuant to the Older Workers Benefit Protection
Act ("OWBPA"), you hereby acknowledge that:
a)By executing this Agreement, you waive any and all rights and/or claims, if any, that you may have against Proterra under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. ("ADEA'');

b)That this Agreement has been written in a manner calculated to be understood by you, and is in fact understood by you;

c)That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that you may have against Proterra arising under the ADEA;

d)That you are not waiving rights and claims that you may have under the ADEA against Proterra that may arise after the date on which this Agreement is executed;

e)That you are waiving rights and claims that you may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which you are already entitled;
f)That you were advised and have had the opportunity to consult with an attorney of your choice prior to executing this Agreement;

g)That you have been given a period of 21 days from the date on which you received this Agreement, not counting the day upon which you received the Agreement, within which to consider whether to sign this Agreement;

h)That if you wish to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 15, you may do so;
i)That you have been given a period of 1 days following the execution of this Agreement to revoke your waiver of all claims, if any, under the ADEA, and your release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without you revoking your waiver of all claims under the ADEA;

j)To revoke your waiver of all claims under the ADEA, you understand that you must deliver a written, signed statement that you revoke your waiver of all claims under the ADEA to Proterra by hand or by mail within the1· day revocation period. The revocation must be postmarked within the period stated above and properly addressed to Proterra at the following address: Kelly Scheib, Vice President, Human Resources, Proterra Inc, 1 Whitlee Court, Greenville, SC 29607; and
k)That if you revoke your waiver of claims under the ADEA then you will not be entitled to any of the severance benefits described in Paragraph 4.

16.Governing Law. This Agreement and all matters related thereto shall be governed pursuant to the laws of the State of California.
17.No Admission. This Agreement is intended to provide for an orderly termination of your employment relationship with Proterra, and it is understood and agreed by the parties hereto that this Agreement does not constitute, nor shall it be construed as, an admission by Proterra of any liability whatsoever for any act or omission, nor shall it be construed as an admission of any violation of the Age Discrimination in Employment Act, Americans with Disabilities Act, The Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, Executive Order 11246, as amended, or any other applicable international, federal, state, or local law, ordinance, regulation, or order.
18.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to or a tryer of fact may modify this Agreement to affect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

If this Agreement is acceptable to you, please sign below indicating your intention to be legally bound by its terms. Please return the original to me.

Sincerely,	ACCEPTED AND AGREED BY:

Jack Allen	Signed:	/s/ Amy Ard

Chief Executive Officer	By:	Amy Ard

Date

Exhibit A
Bring Down Release & Satisfaction of All Claims
I unconditionally, irrevocably and absolutely release and forever discharge the Company, and any parent and subsidiary corporations, divisions, investors, partnerships or affiliated entities of the Company, past, present and future, as well as each of such entities' employees, owners, officers, directors, managers, agents, investors, shareholders, partners, principals, consultants, insurers, underwriters, attorneys, accountants, lenders, successors and assigns (collectively, "Released Parties"), from any and all claims, demands, damages, debts, rights, obligations, liabilities, guarantees, actions, and causes of action of every kind and nature whatsoever, whether now known or unknown, which I now have, ever had, or shall or may hereafter have against any of the Released Parties based upon, arising out of, or related to any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time up to and including the date of this Bring Down Release & Satisfaction of All Claims, including, but not limited to, my employment with the Company, my compensation and benefits, the termination of my employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with my employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims arising under local, state or federal law, including, but not limited to alleged violations of the Age Discrimination in Employment Act (29 U.S.C. §621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000 et seq.), California Labor Code, the California Fair Employment and Housing Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and all claims for wrongful termination, discrimination, harassment, retaliation, breach of contract, infliction of emotional distress, breach of fiduciary duty, fraud, defamation, invasion of privacy, personal injury or any other cause of action as well as all attorneys' fees, costs, expenses, interest, liquidated damages, punitive damages and/or penalties and all claims for restitution or other equitable relief.
I acknowledge that this is a resolution of known and unknown claims and although I may discover facts or law different from, or in addition to, the facts or law that I now know or believe to be true with respect to the claims released in this Agreement, I agree, nonetheless, that this Agreement and the release contained in it shall remain effective as a release of known and unknown claims notwithstanding such different or additional facts or the discovery of them. In furtherance of this intent, I acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand, that notwithstanding any provision to the contrary, this agreement is not intended to restrict, limit or waive any rights or claims stated in Section 8.3, 8.4 and 8.5 of the Agreement.

Singed:
Amy Ard
Date:

[DO NOT SIGN UNTIL AFTER THE SEPARATION DATE]

EXHIBITB

Indemnity Agreement

EXHIBITC

Employee Arbitration, Confidentiality and Invention Assignment Agreement